UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

AMENDMENT NO. 1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

NUANCE COMMUNICATIONS, INC.

(Exact name of Registrant as specified in its Charter)

Delaware	94-3156479
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1 Wayside Road
Burlington, MA	01803
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Share Purchase Rights	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.   ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.   ☐

Securities Act registration statement file number to which this form relates: Not Applicable

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of Class)

This Amendment No. 1 to Form 8-A amends and supplements the Form 8-A originally filed by Nuance Communications, Inc., a Delaware corporation (the “Company”), on August 20, 2013 (the “Form 8-A”). Unless otherwise indicated, each capitalized term used but not defined herein shall have the meaning assigned to such term in the Form 8-A.

Item 1.	Description of Registrant’s Securities to be Registered.

On August 14, 2014, the Board of Directors of the Company approved an amendment (the “Amendment”) to the Company’s existing Preferred Shares Rights Agreement, dated as of August 19, 2013, by and between the Company and American Stock Transfer & Trust Company, LLC, as Rights Agent (the “Rights Agreement”), to extend the Final Expiration Date (as used therein) to August 19, 2015. On August 18, 2014, the Company and the Rights Agent executed the Amendment.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment, a copy of which is filed herewith as Exhibit 4.2 and incorporated herein by this reference.

Item 2.	Exhibits.

3.1	Certificate of Designation of Rights, Preferences and Privileges of Series A Participating Preferred Stock (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on August 20, 2013).

4.1	Preferred Shares Rights Agreement, dated as of August 19, 2013, by and between Nuance Communications, Inc. and American Stock Transfer & Trust Company, LLC, as Rights Agent (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on August 20, 2013).

4.2	First Amendment to Preferred Shares Rights Agreement, dated as of August 18, 2014, by and between Nuance Communications, Inc. and American Stock Transfer & Trust Company, LLC, as Rights Agent (incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on August 18, 2014).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

NUANCE COMMUNICATIONS, INC.

By:	/s/ Thomas L. Beaudoin
Thomas L. Beaudoin
Executive Vice President and Chief Financial Officer

Dated: August 18, 2014

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

3.1	Certificate of Designation of Rights, Preferences and Privileges of Series A Participating Preferred Stock (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on August 20, 2013).

4.1	Preferred Shares Rights Agreement, dated as of August 19, 2013, by and between Nuance Communications, Inc. and American Stock Transfer & Trust Company, LLC, as Rights Agent (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on August 20, 2013).

4.2	First Amendment to Preferred Shares Rights Agreement, dated as of August 18, 2014, by and between Nuance Communications, Inc. and American Stock Transfer & Trust Company, LLC, as Rights Agent (incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on August 18, 2014).